Exhibit 99.1

Drinks Americas Announces Letter of Intent to Acquire Global Beverages Asia Ltd.

$15 Million in Revenues and Over $40 Million in Tangible Assets

WILTON, Conn.--(BUSINESS WIRE)--Drinks Americas Holdings, Ltd. (OTC BB: DKAM - News), a leading owner, developer and marketer of global premium beverages, announced today that it has entered into a non-binding Letter of Intent to purchase, for stock, “Global Beverages Asia Ltd.”, the new name for the combination of Yarraman Winery, Inc. (“Yarraman”) and Asia Distribution Solutions Ltd. (“ADSL”), a combination which has existing distribution operations and large retail stores in China for its proprietary and non-proprietary wines, spirits, beers, mixers, and soft drinks.

The acquisition by Drinks Americas is subject to completion of due diligence, the negotiation of definitive agreements, and the satisfaction of legal requirements. Rodman and Renshaw LLC is acting as financial advisor to Drinks Americas, and Newbridge Securities Corp. is acting as advisor to Yarraman on the transaction.

Drinks Americas is a leading owner and marketer of premium and iconic beverages that include Kid Rock Beer, Willie Nelson’s Old Whiskey River Bourbon, Trump Super Premium Vodka, Newman's Sparkling Juice Drinks, Rheingold Beer, Leyrat Estate Bottled Cognacs, and an additional line of spirits to be introduced in partnership with Interscope and Dr. Dre. The Drinks Americas portfolio will be added to the products currently sold by ADSL in China and Yarraman’s global sales and export arm selling wines in Australia, Europe, and throughout the Pacific Rim.

ADSL currently has Chinese operations in Shanghai, Chengdu, Beijing, and Shenzhen through wholly-owned distributors. The company also sells product in China through its 51% owned chain of “big box” or “WineMall “ stores, which ADSL expects to grow to approximately fifty outlets over the next three years.

In addition to its proprietary labels, ADSL distributes Heineken, Tiger Beer, Pabst, Tsingtao, Sunkist Sodas and Snapple Beverages as well as Yeshu Coconut Juice, Jia Jia Liang Teh Herbal Drinks and Kelsoloch Mixers. The company also provides procurement and logistics in China for the purchase of wine, spirits and beverages for supermarkets, hotels, high-end restaurants, bars and cafes. The company operates nine “store within a store” operations at Times Ltd. Hypermarket with the Pine Group.

The wine market in China is approximately US$4.8 billion, with consumption growing at an estimated 6.5 times faster than the overall global market. The beer market is the largest consuming beer market in the world at US$36.1 billion and growing at an estimated rate of 8.5% per annum. The spirits market is approximately US$6.1 billion and growing at an estimated rate of 1.5% per annum. (SOURCE: Data Monitor) The Drinks Americas portfolio of products will be added to the products sold by ADSL’s distribution and retail operations in China.

ADSL is in the process of being acquired by Yarraman, a successful Australian- based vineyard and winery operation, which, together with its Jugiong Vineyard, has the capacity to produce 160,000 cases of wine per year, giving the company significant capacity to meet the growing demand for wines in China through its WineMall retail outlets. In addition to Yarraman Wines, the company also sells Ironstone, Santa Carolina, Bass Phillip, Vine San Pedro and La Barcia wines. Yarraman has tangible assets of US$45 million.

J. Patrick Kenny, Chairman and CEO of Drinks Americas, stated, "Consumption of beverages and the size and scale of the distribution and retail market in China is something DKAM wants to be a part of. When we met to discuss and review the strategic opportunity, an immediate vision of the scale and scope of this business opportunity for Drinks began to take shape. We see it as an opportunity for the combined companies to grow in the two largest markets in the world, supply profitable and proprietary product, continue to scale our iconic business model and create substantial shareholder value. Assuming a consummation of this acquisition, the entire business enterprise will have more than $20 million in current sales, over $40 million in net tangible assets, accretive earnings, and a growing business infrastructure capable of efficient international distribution of proprietary products.”

Michael Kingshott, the Chairman of ADSL, stated “The bringing together of two very dynamic companies which today are focused on two of the world’s largest markets is very compelling. Drinks Americas has made significant progress in establishing a set of global iconic brands in America. The opportunity to expand and distribute their range of product in addition to those that we already represent in China will create tremendous growth. For the group to access instantly these two markets represents a unique opportunity for growth. The fact that both companies are so complementary in their brand offerings makes for a very exciting future that we intend to capitalize on, both in America and China.”

The combined company will operate from offices in New York, London, Sydney, Australia, and Shanghai. Michael Kingshott is expected to join Drinks Americas as Chairman of the Board, and Patrick Kenny will become President and CEO of the combined operations.

About Drinks Americas

Drinks Americas was founded in 2004 by J. Patrick Kenny, a leading expert in beverage sales and marketing. Mr. Kenny developed his industry expertise in a variety of management positions at the world’s leading beverage companies, including Joseph E. Seagram & Sons and The Coca-Cola Company. He has also acted as advisor to several Fortune 500 beverage marketing companies, and has participated in several major beverage industry transactions.

Drinks Americas' portfolio of premium alcoholic beverages includes, Old Whiskey River Bourbon, Olifant Vodka, Kid Rock Beer, Trump Vodka and a selection of spirits brands in partnership with Interscope. The Company’s non-alcoholic brands include the distribution of Paul Newman's Own Lightly Sparkling Fruit Juice Drinks and Flavored Waters. Other products owned and distributed by Drinks Americas include award-winning Damiana Liqueur, Aguila Tequila, Cognac Leyrat and Rheingold Beer. This is the second acquisition Drinks Americas has pursued this year, having completed the acquisition of Olifant Vodka earlier in the year. Please visit their website at http://drinksamericas.com.

About ADSL

The main country of operation is in the People's Republic of China. ADSL provides distribution for foreign and PRC companies to import and sell their branded beverage and food products in China. The company also provides procurement and logistic solutions to supermarkets, hotels and clubhouses, selected high-street restaurants and bars, cafes and bakeries, together with beverage wholesalers and retailers, generally referred to in the trade industry as on-premises or HORECA (hotel, restaurant and cafe) accounts.

The company distributes a range of branded beverages, including Heineken and Tiger beers and Snapple’s fruit drinks. The business started in 1998 in Shanghai, the largest and fastest growing regional beverage market in China. The company’s management has been able to quickly capture a large share of this rapidly growing market by supporting foreign brands that seek local distribution but are hindered by the range of complex regulations, diverse distribution networks, widely scattered consumer demand centers and a range of local taste preferences. For further information, please see http://www.asiadistributionsolutions.com

About Yarraman

Yarraman Estate P/L. is one of the oldest vineyards and wineries in the Upper Hunter Valley which is Australia’s oldest wine growing region dating back to the early 1800s. Yarraman award winning wines are sold in the Unites States, Australia, Europe and throughout the Pacific Rim. In the United States, there are approximately 30,000 cases of Yarraman’s award- winning wines sold annually that will be added to Drinks Americas’ US portfolio and distribution system.

Yarraman Estate vineyard was established in 1958 and now produces and sells premium (up to US$14 per 75cl bottle), super-premium (up to US$20 per 75cl bottle) and ultra-premium (over US$20 per 75cl bottle) wines. The wines are made at the Yarraman winery in New South Wales, Australia, where grapes are crushed, fermented and made into wine or blended with wines purchased from other vineyards for production of varietals. Wines are sold both in Australia and internationally, principally under the “Yarraman” label. The vineyards from which Yarraman produces wines are located in two regions, Wybong in the Upper Hunter Valley New South Wales, Australia and the Gundagai Region in the Central Highlands of New South Wales.

The Upper Hunter Valley: The Wybong vineyard has a total of approximately 638 acres, of which 187 acres are under vine and approximately 13 acres are utilized for the winery. The Yarraman Winery was opened in 1967 and currently has a 2,300 ton processing facility, 1.5 million litres storage with the capacity to yield 160,000 cases. Only 50% of this capacity is currently being utilized. The winery utilizes current technology in its harvesting, production and packaging of its products. Over US $10 million has been invested since 1994 on capital improvements to the winery and vineyard. For further information, please see http://www.yarramanestate.com

The Jugiong Vineyard property was established by a group of private investors in 1998 and is located over two blocks of land totaling 650 acres comprising the Wirrilla Homestead and Wirrilla Point Block, with 475 acres under vines.

Forward Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by the Company or on its behalf. This news release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. Undue reliance should not be placed on these forward-looking statements, which speak only as of the date they are made. The Company undertakes no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

Contact:

Investor Relations:
Strategic Growth
Richard Cooper
Stanley Altschuler
212-838-1444
or
Drinks Americas Holdings, Ltd.
J. Patrick Kenny, 203-762-7000
CEO
jpkenny@drinksamericas.com
www.drinksamericas.com
or
Global Beverage Asia
Asia Distribution Solutions Ltd.
Michael Kingshott, +44 2075838833
Chairman
michael@kingshott.com
www.asiadistributionsolutions.com